Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of MidSouth Bancorp, Inc. on Form S-8 of our report dated January 27, 1995 appearing in the Annual Report on Form 10-K of MidSouth Bancorp, Inc. for the year ended December 31, 1994.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New Orleans, Louisiana
September 20, 1995